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 Exhibit 21.1

LIST OF SUBSIDIARIES AND THEIR STATE OF INCORPORATION/ORGANIZATION

Name of Subsidiary (Doing Business As)	State of Incorporation or Organization	Percentage of Voting Securities Owned by Immediate Parent
uBid, Inc. (ubid.com)	Delaware	100%
Dibu Trading Corp. (Dibu Trading Company)	Delaware	100%
RedTag, Inc. (RedTag.com)	Delaware	100%
RedTag Live, Inc. (RedTag Live)	Delaware	100%
Enable Payment Systems, Inc.	Delaware	100%
uSaas, Inc. (Commerce Innovations)	Delaware	100%

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Exhibit 21.1